EXHIBIT 10.31

Equity Transferring Agreement

Party A (Assignor): SinoHub Technology (Hong Kong) Ltd.

Party B (Assignee): B2B Chips Ltd.

Party A and Party B do hereby agree on equity transferring issue as following:

Party A agrees to sell its whole equity registered under SinoHub HK Technology Ltd. to Party B at the price of HK$10,000. Upon the completion of the equity transfer, Party B shall be liable for all the rights and obligations of Party A, and all the tax return and documents, profiles, corporate chops, etc. shall be transferred to Party A.

Upon the signature of both parties on this Agreement, Party B shall set about the relative issues concerning the equity transfer, and Party A shall assist with all the procedures without reserve.

Party A: SinoHub Technology (Hong Kong) Ltd.	Party B: B2B Chips Ltd.
Legal representative: /s/Henry T. Cochran	Legal representative: /s/Willa Li
April 10, 2008	April 10, 2008